Exhibit 5.1
[Letterhead of Morgan, Lewis & Bockius, LLP]

April 12, 2011
Jefferies Group, Inc.
520 Madison Avenue, 12th Floor
New York, New York 10022

Re:	Jefferies Group, Inc. — Issuance of 20, 618,557 Shares of Common Stock
Underwriting Agreement, dated April 8, 2011, between Jefferies Group, Inc. and
Jefferies & Company, Inc. (the “Underwriting Agreement”)
Ladies and Gentlemen:
We have acted as special counsel for Jefferies Group, Inc., a Delaware corporation (the “Company”) in connection with the sale of 20,618,557 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), pursuant to the Underwriting Agreement and the Registration Statement on Form S-3 (Registration Statement No. 333-160214) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus dated October 20, 2009 (the “Base Prospectus”), and the prospectus supplement dated April 8, 2011 relating to the Shares (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) under the Act (the Base Prospectus and the Prospectus Supplement are referred to collectively herein as the “Prospectus”). All of the Shares to be sold by the Company as described in the Registration Statement and the Prospectus have been previously issued by the Company, have been reacquired by it and are held in its treasury.
In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company’s Amended and Restated Certificate of Incorporation, including the amendments thereto, filed with the Secretary of State of Delaware; (c) the Company’s Amended and Restated Bylaws; (d) the Underwriting Agreement; (e) a certificate of an officer of the Company as to the Shares; (f) certain records of the Company’s corporate proceedings as reflected in its minute books; and (g) such statutes, other records and documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion we express herein.
Based upon the foregoing, we are of the opinion that the delivery and sale of the Shares by the Company pursuant to the Underwriting Agreement have been duly authorized by the Company’s

Jefferies Group, Inc.
April 12, 2011

board of directors, and that the Shares have been validly issued and are fully paid and nonassessable.
We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the references to this Firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Morgan, Lewis & Bockius LLP